Exhibit 23.4
CONSENT OF ROSEN CONSULTING GROUP
We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by FrontView REIT, Inc. and the references to Rosen Consulting Group wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Prospectus Summary—Market Opportunity,” “Market Opportunity,” “Business and Properties—Market Opportunity” and “Experts” in the Registration Statement.

Dated: September 9, 2024

ROSEN CONSULTING GROUP, LLC

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	President